Exhibit 10.62

July 20, 2012

Confidential

Without Prejudice

Christopher Muller

Dear Chris,

This letter will confirm our verbal discussion of July 6, 2012, that in connection with the budget reductions and restructuring activities being undertaken by QLT Ophthalmics, Inc. (“QLT”) and its parent company, QLT Inc., your employment will terminate on July 20, 2012 (the “Termination Date”).

Pursuant to Part II of your Change of Control Agreement dated April 13, 2012 (the “CoC Agreement”), as your employment is being terminated on a without cause basis following a Change of Control, you will receive the severance payments and other benefits set forth herein, conditioned upon and in consideration for your execution of this letter agreement (the “Letter Agreement”) and your execution and non-revocation of the general release (the “Release”) appended hereto as Appendix A.

1.	Severance Payment. QLT will pay to you a severance payment in the total sum of $300,000.00, less all applicable and required deductions and withholdings. This severance payment is in a total amount equal to twelve (12) months of your present base salary, and shall be paid to you on QLT’s next regularly scheduled payroll date following the expiration of the revocation period set forth in the Release appended hereto as Appendix A.

2.	Cash Incentive Compensation Bonus. QLT will make a lump sum payment to you in the amount of $40,384.60 (less all applicable and required deductions and withholdings), which is an amount equal to a pro-rated Cash Incentive Compensation bonus for calendar year 2012, calculated in accordance with the CoC Agreement. This payment shall be paid to you on QLT’s next regularly scheduled payroll date following the expiration of the revocation period set forth in the Release appended hereto as Appendix A.

3.	Expenses. QLT will reimburse you for all reasonable business related expenses incurred by you during the course of your employment, subject to the expense reimbursement provisions set forth in your Employment Agreement and the Company’s Policy and Procedures Manual. Please submit any outstanding expense claims within three business days after your Termination Date.

4.	Vacation. You will be paid an amount equal to all accrued but unused vacation up to July 20, 2012. You are entitled to payment of all accrued but unused vacation whether or not you sign this Letter Agreement. You will not be entitled to use sick leave or disability benefits after July 20, 2012.

5.

Benefits. On a monthly basis, QLT will reimburse you for the cost of your, and as applicable, your covered dependents, continuing coverage under QLT’s group health, dental and vision plans, for the lesser of (1) a period of twelve (12) months from the Termination Date, or (2) until the date upon which you and your

Christopher Muller

July 20, 2012

covered dependents, if applicable, are covered by similar plans of a subsequent employer. Your right to continued coverage shall be governed by the federal law known as COBRA, and as applicable, by the California Continuation Benefits Replacement Act. After the lesser of the twelve (12) month period immediately following the Termination Date, or the date upon which you and your covered dependents, if applicable, are covered by similar plans of a subsequent employer, you shall be responsible for the full premium for continued coverage for whatever period of continuing coverage that remains under the federal law known as COBRA, and for the period of continuing coverage that remains under the California Continuation Benefits Replacement Act.

6.	Outplacement Assistance. QLT will provide to you, through the Company’s designated external consultants, outplacement assistance to a maximum amount of $5,000. The purpose of the outplacement assistance is to aid in your search for and transition to new employment. Therefore, if you wish to take advantage of the outplacement assistance being offered by the Company, you must start the outplacement assistance program on or before 60 days after your Termination Date.

7.	Stock Options. You will have 90 days from the date of termination of your employment (as defined in the particular QLT Incentive Stock Option Plan under which your stock options were issued) to exercise any stock options that have vested as of such termination date. The terms of the Stock Option Agreement(s) and QLT’s Incentive Stock Option Plan will govern the vesting and exercise of any stock options which you may hold. If you need any further information regarding your current option status or vesting provisions, then please contact Michelle Baker directly (604-707-7285).

8.	Release. In accordance with section 2.1 of the CoC Agreement, you must sign and return the enclosed Release appended hereto and incorporated herein as Appendix A. You understand and acknowledge that this Letter Agreement and its Appendices are intended to be a full and final settlement of all matters between you and QLT. Any obligations, entitlements, expectations, promises, understandings or commitments not expressly set forth in or referenced in this Letter Agreement, whether they arose prior to your employment, during your employment or upon or after termination of your employment are superseded and nullified by this letter.

9.	Confidentiality and Non-Solicitation. Your Employment Agreement with QLT includes certain Proprietary and Confidential Information obligations, Inventions and Patents obligations, and Non-Compete and Non-Solicitation restrictions that are set forth in Sections 5, 6 and 7, respectively, of the Employment Agreement. Section 2.7 of the CoC Agreement provides that the non-competition restrictions set forth in your Employment Agreement will be waived by QLT. You acknowledge and agree that the remainder of the obligations and restrictions set forth in Sections 5, 6 and 7 of your Employment Agreement shall remain in full effect, and by this Letter Agreement, you specifically warrant and represent that you will continue to abide by these restrictions and meet these obligations, as set forth in your Employment Agreement.

10.	Non-Disparagement. You agree that you shall not disparage QLT, its affiliated entities, or its officers, directors, employees, agents or representatives in any manner, and you further agree that you shall not engage in any conduct which reasonably may be expected to have a negative impact on QLT’s business, goodwill, products, management, or any litigation that QLT may be a party to or otherwise involved in.

11.	Cooperation. In exchange for the payments and benefits provided herein, you further agree that for a period of 60 days following the Termination Date, you will exercise best efforts to respond to inquiries from senior management of QLT or QLT Inc. concerning issues that may arise that relate to the transition of your work or to further assist the transition of your work.

12.

Lockout Period. Following the Termination Date, you will no longer be subject to QLT’s employee lockout periods, but you will still be subject to laws prohibiting insider trading on QLT stock based on material information regarding QLT. To avoid any uncertainty, please refer to Appendix B attached, which

Christopher Muller

July 20, 2012

sets forth certain rules that must be followed regarding insider trading and trading of options following your termination of employment. QLT will deliver to you on your Termination Date a letter reminding you of certain obligations you have under the U.S. Federal securities laws.

13.	Return of Property. You warrant and represent that on or before the date of this Letter Agreement, you have returned all QLT property that was in your possession, control, or right of control to QLT, including but not limited to all QLT documents, all sales, marketing, personnel and financial information of any kind (whether recorded on paper, electronically, or otherwise), computer equipment and software, and all QLT building passes and keys. You further warrant and represent that as of the date of this Letter Agreement and as of the Effective Date, you have not indebted QLT in any manner, including by the use of QLT credit cards.

14.	Confidentiality. You and QLT agree that each party will hold the existence, terms, and provisions of this Letter Agreement in confidence, and will not disclose, directly or indirectly, the existence, terms or provisions of this Letter Agreement except (i) in your case, to your spouse or your legal and financial advisors, and then only on the condition that they be advised that they cannot further disclose the same to others, (ii) in QLT’s case, to its directors, officers, employees, legal and financial advisors, accountants and regulators, and (iii) as required by law.

15.	Choice of Law. This Letter Agreement shall be governed by and interpreted in accordance with the laws of State of California. If any portion of this Letter Agreement shall to any extent be declared unenforceable or illegal by a court of competent jurisdiction, the remainder of this Letter Agreement shall not be affected thereby, and each portion and provision of this Letter Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.	Acknowledgement. This is a legal document. By your signature below, you acknowledge each of the following: (a) that you have read this Letter Agreement and its appendices thoroughly and that you have been given a reasonable time in which to consider and review this Letter Agreement and the Release and other appendices to the Letter Agreement; (b) that you are fully aware of the Letter Agreement’s contents and legal effect and that you have had an opportunity to consult with legal counsel concerning this Letter Agreement and the Release and other appendices to the Letter Agreement; and (c) that you have chosen to enter into this Letter Agreement freely, without coercion, and based upon your own judgment and not in reliance upon any promises made by QLT other than those contained in this Letter Agreement and its appendices. The Effective Date (as used herein, the “Effective Date”) of this Letter Agreement shall be the date immediately after the date on which the seven (7) day revocation period set forth in the Release appended hereto as Appendix A expires.

On behalf of QLT, I wish to thank you for your dedicated service and wish you the best of luck in your future endeavors. If the foregoing is acceptable to you, please sign this Letter Agreement and the Release appended hereto as Appendix A and return the executed documents to me by September 4, 2012.

Yours very truly,

QLT Ophthalmics, Inc.

/s/ Bob Butchofsky
Robert Butchofsky
Director, QLT Ophthalmics, Inc.

Christopher Muller

July 20, 2012

In consideration of the payments and other benefits provided to me herein, to which I agree I am not otherwise entitled, I hereby agree to the foregoing terms this 23rd day of July, 2012.

/s/ Christopher Muller
Christopher Muller

Attachments:

-	Appendix A – Final Release

-	Appendix B – Trading Restrictions

-	Appendix C – OWBPA attachment

Christopher Muller

July 20, 2012

APPENDIX A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this 23rd day of July, 2012, between you, and QLT Ophthalmics, Inc. (the “Company”) (collectively referred to herein as the “Parties”), effective eight days after your signature (the “Effective Date”), unless you revoke your acceptance as provided in Paragraph 1(b), below.

1.	General Release of the Company. You understand that by agreeing to this Release you are agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred up to and including the date you sign this Release.

a)	On behalf of yourself and your heirs and assigns, you hereby release and forever discharge the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them (collectively, the “Releasees”), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), except with respect to any severance payment, cash incentive compensation bonus, expenses, vacation, benefits and stock options listed in the CoC Agreement, which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment, remuneration or resignation from employment with the Releasees, or any of them, including any Claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621, et seq.; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; the employment and civil rights laws of all other states, and any city or local municipal or government entity, Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Notwithstanding the generality of the foregoing, you do not release any claims that cannot be released as a matter of law including, without limitation, claims for indemnity under the California Labor Code and your right to bring to the attention of the Equal Employment Opportunity or California Department of Fair Employment and Housing claims of discrimination; provided, however, that you do release your right to secure damages for any alleged discriminatory treatment.

Christopher Muller

July 20, 2012

b)	In accordance with the Older Workers Benefit Protection Act of 1990, you have been advised of the following:

i)	You have the right to consult with an attorney before signing this Release;

ii)	You have been given at least forty-five (45) days to consider this Release; and

iii)

You have seven (7) days after signing this Release to revoke your agreement to it, and that agreement will not be effective, and you will not receive any of the separation benefits outlined in the Letter Agreement to which this Release is appended, until that revocation period has expired. If you wish to revoke your acceptance of this Release, you must deliver such notice in writing, no later than 5:00 p.m. on the 7th day following your signature to QLT Inc., Attention: Frank Ott, 887 Great Northern Way, Suite 101, Vancouver, BC, Canada, V5T 4T5.

c)	YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF THE PROVISIONS OF CALIFORNIA CODE SECTION 1542, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

2.	Employee’s Representations. You represent and warrant that:

a)	You have returned to the Company all Company property in your possession;

b)	You are not owed wages, commissions, bonuses or other compensation, other than wages through July 20, 2012 and any accrued, unused vacation earned through that date;

c)	During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law;

d)	You have not made any disparaging comments about the Company, nor will you do so in the future; and

e)	You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by the Letter Agreement and the appendices appended thereto.

3.	Maintaining Confidential Information. You will not disclose any confidential information you acquired while an employee of the Company to any other person or use such information in any manner that is detrimental to the Company’s interests.

4.	Cooperation With the Company. You will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

Christopher Muller

July 20, 2012

5.	Severability. The provisions of this agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

6.	Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

7.	Integration Clause. This Release contains our entire agreement with regard to the transition and separation of your employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by you and the President of the Company.

8.	Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

You acknowledge and agree that you have read this Release carefully, fully understand its contents, and have executed this Release knowingly and voluntarily. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EMPLOYEE	QLT OPHTHALMICS, INC.

/s/ Christopher Muller	/s/ Bob Butchofsky
CHRISTOPHER MULLER	By: Robert Butchofsky Title: Director

Date	7/23/12	Date	7/23/12

Christopher Muller

July 20, 2012

APPENDIX B

TRADING RESTRICTIONS

Clarification from QLT Inc. with respect to the ability to trade QLT securities after your departure, in what would otherwise be a “blackout period” if you were still an employee of QLT Ophthalmics, Inc. (“QLT”).

Securities legislation provides that any person who is in a “special relationship” with a company (employees are included within the definition of persons in a special relationship) may not trade in company securities with knowledge of a material fact or material change in the business or affairs of the company that has not been generally disclosed to the public (and then only after a reasonable period has passed after such disclosure, being at least one full trading day).

Former employees of a company who may acquire knowledge of any material fact or material change while still an employee would be subject to this trading restriction under the securities legislation and would not be permitted to trade until a “reasonable period” had passed following the disclosure to the public of the material fact or change.

Therefore, while a blackout period imposed on employees of QLT or its affiliates during your Severance Period would not apply to you after you are no longer employed by QLT, you are still subject to general securities legislation and if you have knowledge of a material fact or material change in the business or affairs of QLT Inc. or its affiliates which you acquired while you were an employee of QLT, you should not trade in QLT securities based on this knowledge until the material fact or change has been generally disclosed by QLT to the public and a reasonable period of time (at least one full trading day) has passed since such disclosure.

WE REMIND YOU THAT SINCE YOUR EMPLOYMENT WITH QLT DOES NOT END UNTIL YOUR TERMINATION DATE, UNTIL THAT DATE YOU REMAIN SUBJECT TO ALL TRADING BLACK-OUT PERIODS APPLICABLE TO ALL QLT INC. AND QLT EMPLOYEES; HOWEVER, YOU ARE STILL SUBJECT TO LAWS PROHIBITING INSIDER TRADING ON QLT INC. STOCK BASED ON MATERIAL INFORMATION REGARDING QLT INC. IF YOU PLAN TO TRADE IN QLT INC. STOCK (INCLUDING OPTIONS), AT ANY TIME BEFORE 24 HOURS AFTER QLT INC. HAS PUBLICLY RELEASED ITS QUARTERLY FINANCIAL RESULTS (WHICH WILL OCCUR SOMETIME DURING THE PERIOD AUGUST 2, 2012 TO AUGUST 9, 2012), PLEASE CONTACT QLT’S LEGAL DEPARTMENT BEFORE TRADING YOUR STOCK OR OPTIONS FOLLOWING YOUR DEPARTURE.

Securities legislation and regulation are subject to change; the foregoing should not be relied upon as legal advice.